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                                  EXHIBIT 8.1

                        [HOLLAND & HART LLP TAX OPINION]






                               November ___, 1997


Interenergy Corporation
1700 Broadway, Suite 1150
Denver, Colorado 80290-1101

Gentlemen:



       We refer to the Agreement and Plan of Merger dated as of August 25, 1997 (as amended to the date hereof, the "Merger Agreement") among K N Energy, Inc., a Kansas corporation ("Parent"), KN Acquisition Company, a Colorado corporation ("Acquisition Sub"), and Interenergy Corporation, a Colorado corporation (the "Company"), which provides for the merger (the "Merger") of Acquisition Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Date." Capitalized terms not defined herein have the meanings specified in the Merger Agreement.



       As provided in the Merger Agreement, at the Effective Date, by reason of the Merger: (i) all outstanding shares of Company Common Stock then held in the treasury of the Company will be canceled, and no capital stock of Parent, cash or other consideration will be delivered in exchange therefor; (ii) each share of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Date will be converted into one share of common stock of the Company; (iii) subject to the right of holders of Company Common Stock to dissent from the Merger, each then outstanding share of Company Common Stock, will be converted into a specified number of shares of Parent Common Stock;
(iv) subject to the right of holders of Company Series A Preferred to dissent from the Merger, each then outstanding share of Company Series A Preferred will be converted into a specified number of shares of Parent Common Stock plus an additional cash payment equal to the amount of properly declared, accrued but unpaid dividends on the Company Series A Preferred; (v) subject to the right of holders of Company Series B Preferred to dissent from the Merger, each then outstanding share of Company Series B Preferred will be converted into and represent the right to receive a cash payment in an amount equal to the sum of eight dollars and fifty cents ($8.50) plus the amount of

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Interenergy Corporation
November ___, 1997
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properly declared, accrued but unpaid dividends on each such share of Company
Series B Preferred. Cash will be paid in lieu of fractional shares of Parent Common Stock.

       The Merger and the Merger Agreement are more fully described in Parent's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Parent Common Stock which has been filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of Parent and the Company.

       In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Merger Agreement, the Prospectus and such other documents we have relied on as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness of such items as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Date. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Date.


       We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (A) in accordance with the Merger Agreement, and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Colorado; and (iii) as of the date hereof, and as of the Effective Date (as if made as of the Effective Date), the written statements made by an authorized officer of Parent and the Company contained in the representation letters delivered to us by Parent and the Company are true and accurate in all material respects.


       In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial
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Interenergy Corporation
November ___, 1997
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decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

       Based upon and subject to the foregoing, it is our opinion, as counsel for the Company, that:

                     (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Acquisition Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                     (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

                     (iii) No gain or loss will be recognized by the holders of Company Common Stock or Company Series A Preferred upon their receipt of Parent Common Stock pursuant to the Merger solely in exchange for their Company Common Stock or Company Series A Preferred, except that gain or loss will be recognized with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                     (iv) The aggregate tax basis of the shares of Parent Common Stock received in exchange for Company Common Stock or Company Series A Preferred pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock or Series A Preferred exchanged therefor;

                     (v) The holding period of Parent Common Stock in the hands of the former holders of Company Common Stock and Company Series A Preferred will include the holding period of the Company Common Stock or Company Series A Preferred exchanged therefor, provided such Company Common Stock and Company Series A Preferred is held as a capital asset at the Effective Date; and

                     (vi) A shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.
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Interenergy Corporation
November ___, 1997
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       Based solely upon and subject to the foregoing, it is also our opinion that the statements under the caption "THE MERGER - Certain Material Federal Income Tax Consequences" in the Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

       Except as expressly set forth in paragraphs (i) through (vi), inclusive, and in the preceding paragraph, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

       We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

       The opinions expressed herein are being rendered at your request and for your benefit and may not be relied on by any other person without our prior written consent. Subject to the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 being filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of shares of Parent Common Stock to be issued in connection with the Merger.



                                                  Very truly yours,